Exhibit 10.3

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Agreement”), dated as of January 29, 2026, is entered into between Jesse Deutsch (“Executive”), the Company’s Interim Chief Financial Officer, and American Battery Technology Company, a Nevada corporation (the “Company”).

RECITALS

A. Executive noticed the Company of his retirement, effective February 9, 2026 (the “Retirement Date”), following the Company’s notice to Executive of the Company’s appointment of Alejandro Flores Arteaga as Chief Financial Officer, effective February 9, 2026; and

B. In addition to the payment of accrued but unpaid cash salary owed to Executive through February 26, 2026, pursuant to that certain Offer Letter dated February 13, 2025 (the “Offer Letter”), minus applicable taxes, which is not dependent on the execution of this agreement, in recognition of Executive’s service and performance, the Company hereby offers Executive an exit bonus equal to $50,000, minus applicable withholding taxes, and one month of Company-paid COBRA coverage.

NOW THEREFORE, in recognition of Executive’s service with the Company, and in consideration of the mutual understandings, promises, releases, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereby voluntarily agree as follows:

AGREEMENT

In consideration of the mutual promises, payments, and benefits between the Executive and the Company, including those provided for in the Offer Letter, the Company and the Executive agree to the terms of this General Release Agreement (“Agreement”). Capitalized terms used and not defined in this Agreement shall have the meanings assigned thereto in the Offer Letter.

1.	In consideration for Executive consenting to the terms of this Agreement and executing of said Agreement, Executive shall receive a one-time payment of $50,000, minus all applicable withholding taxes, and one month of Company-paid COBRA coverage.

2.	Executive expressly acknowledges that he continues to be bound by, among other things, the covenants set forth in Section 5 of the Offer Letter.

3.	The Company shall have no further liability or obligation to compensate Executive other than as described above.

4.	The Executive acknowledges that he is under no obligation to consent to the terms of this Agreement and that the Executive has entered into this Agreement freely and voluntarily.

5.	In consideration of the payment described above and the Company’s release set forth in paragraph 10 of this Agreement, the Executive voluntarily, knowingly, and willingly releases and forever discharges the Company and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees, insurers, attorneys, and agents, and each of its and their predecessors, successors, and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall, or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Agreement by the Executive. For the avoidance of doubt this includes any claims Executive might have to any alleged compensation due to him prior to the execution of this Agreement, with the sole exception of his final paycheck. The release being provided by the Executive in this Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company or any of its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act (together, the “ADEA”), and the Americans With Disabilities Act, Title 53 of the Nevada Revised Statutes, or pursuant to any other applicable federal, state, or local law or legislation governing or related to his employment or other engagement with the Company, including the laws of the State of Utah. The Executive is aware of his rights under the Human Rights Code and represents, warrants, and hereby confirms that he is not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In no event shall this Release apply to the Executive’s right, if any, to indemnification, under the Executive’s Offer Letter or otherwise, that is in effect on the date he signs this Agreement and, if applicable, to the Company’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

6.	Executive acknowledges and agrees that he shall not, directly, or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 5.

7.	Except as otherwise provided herein, nothing herein shall be deemed to release: (i) any of the Executive’s or Employer’s continuing rights under the Offer Letter; or (ii) any claims that may arise after this Agreement is executed.

8.	If the Company reasonably believes that Executive, after this Agreement is signed, commits a breach of this Agreement or commits a breach of any continuing obligation listed in his Offer Letter, the Company shall notify Executive and attempt in good faith to cure the perceived breach. If no resolution can be reached, the Company may sue in a court of law for relief from such breach and seek, as part of that relief, any amounts paid to Executive under this Agreement or may seek relief from providing benefits or making payments that are later due under this Agreement or the Offer Letter.

9.	The Company agrees that its officers and directors as of the Retirement Date shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Executive, unless required by law or Court order. Likewise, Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning ABTC or its officers and directors as of the Retirement Date. The Parties acknowledge that the foregoing provisions apply to any and all forms of social media postings. Notwithstanding the foregoing, nothing in this Agreement prevents Executive or any other person from discussing or disclosing factual information about unlawful acts in the workplace, such as harassment or any other conduct that Executive or that other person has reason to believe is unlawful. In addition, nothing in this paragraph or in this Agreement alters Executive’s obligations to protect and to not disclose the Company’s trade secret, proprietary and confidential information, whether defined by Executive’s Offer Letter, another agreement, or the operative law.

10.	In consideration of the Executive’s release set forth in paragraph 5, the Company knowingly and willingly releases and forever discharges the Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release (i) any claim the Company has against the Executive for any illegal conduct, or any claim that arises out of Executive’s illegal conduct, or (ii) any recovery of incentive compensation paid to the Executive pursuant to the Dodd-Frank Wall Street and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, rules, regulations and listing standards promulgated thereunder, or Company policies implementing the same as may be in effect from time to time. Notwithstanding the forgoing, nothing in this Agreement shall cause Executive to waive his right to possible whistleblower monetary awards resulting from reporting of alleged securities law violations to the Securities and Exchange Commission.

11.	The Executive acknowledges that he has carefully read and fully understands all the provisions and effects of the Offer Letter and this Agreement. The Executive also acknowledges that the Company, by this paragraph 11 and elsewhere, has advised him to consult with an attorney of his choice prior to signing this Agreement. The Executive represents that, to the extent he desires, he has had the opportunity to review this Agreement with an attorney of his choice.

12.	Executive understands that, as required by the ADEA, he has been given twenty-one (21) calendar days from the day that he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign it. Executive further understands that if he signs this Agreement before the end of the twenty-one (21) calendar day period, it will be his personal and voluntary decision to do so. This Agreement may only be accepted during the aforesaid twenty-one (21) day period. In addition, as required by the ADEA, Executive may revoke this Agreement within seven (7) calendar days after the date he signed it. Any revocation shall be in writing and delivered to the attention of Bret Meich. This Agreement shall not become effective, therefore, until Executive has executed the Agreement and the seven (7) calendar day revocation period has expired without revocation by him.

13.	In the event any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

AMERICAN BATTERY TECHNOLOGY COMPANY

By:	/s/ Ryan Melsert
Name:	Ryan Melsert
Title:	CEO

ACCEPTED as of the date first written above.

By:	/s/ Jesse Deutsch
Jesse Deutsch